                Daisytek Reports Record Third Quarter Results


For Immediate Release
Contact:  Mark C. Layton                            Michael Ares
          President, Chief Operating Officer and    Edelman Financial
          Chief Financial Officer                   (214) 520-3555
          Daisytek International Corporation        mares@dal.edelman.com
          (972) 881-4700
          mlayton@daisytek.com

       or Thomas J. Madden
          Vice President, Finance
          Daisytek International Corporation
          (972) 881-4700
          tmadden@daisytek.com



    Dallas, Texas (January 28, 1997) - Daisytek International Corporation (NASDAQ: DZTK) today reported record third quarter results for its quarter ended December 31, 1996.

    Net sales for the third quarter of fiscal 1997 increased 32.5% to $154.4 million, as compared to $116.5 million for the same period of fiscal 1996. Net income for the third quarter of fiscal year 1997 was $3.4 million. Earnings per share for the third quarter of fiscal 1997 were $0.49, an increase of approximately 36% versus the prior year, as adjusted to exclude the impact of certain one-time inventory purchase actions. Last year's third quarter results were enhanced by approximately $0.05 per share resulting from these one-time inventory purchase actions which positively impacted the Company's second and third quarters of fiscal year 1996.

    Net sales for the nine months ended December 31, 1996 increased 31.4% to $429.5 million, as compared to $326.9 million for the same period of fiscal 1996. Net income for the first nine months of fiscal year 1997 increased to $9.4 million. Earnings per share for the first nine months of fiscal 1997 were $1.35, an increase of approximately 30% versus the prior year, as adjusted to exclude the approximately $0.10 per share impact of the one-time inventory purchase actions during the first nine months of last year.

Daisytek International Corporation
Page 2


    Mark C. Layton, President, Chief Operating Officer and Chief Financial Officer of Daisytek stated, "We are very happy to announce another great quarter that shows positive trends in our financial results. This past quarter saw net sales increase at a rate of more than 32% and saw net income, when adjusted for last year's one-time inventory investment buy-ins, increase at a rate of more than 36% versus the same period of last year. We are especially pleased that the Company maintained a relatively flat gross margin percentage on a sequential, quarter-to-quarter basis. Combined with continued control in our SG&A expenses, we were able to maintain a steady operating margin percentage, which was at 3.8% for the quarter."

    Layton added, "Our Priority Fulfillment Services subsidiary expanded substantially during this past quarter, boasting not only new business but expansion in existing contracts. Our outsourcing initiative, which began just over one year ago, now boasts over 20 contracts with our vendor and customer partners to provide a variety of primarily fee based services from call center operations to distribution management. Also, our acquisition this past quarter of Lasercharge Australia, the largest distributor of computer consumables in that region of the world, has proven to be very successful. Our outlook on the Austral-Asia region remains exciting and we continue to see substantial opportunity in the emerging computer consumables markets in the Pacific Rim region."

    Daisytek is a leading wholesale distributor of computer and office automation supplies and accessories, serving approximately 20,000 customer locations in North America and overseas. Through its strategic alliance with Federal Express, Daisytek distributes in excess of 6,000 products from more than 145 manufacturers via next business day delivery throughout North America. Leading manufacturers Daisytek represents include Hewlett-Packard, Kodak, Okidata, Lexmark, IBM, 3M (Imation), Apple, Xerox, Sony, Panasonic, Canon, Epson and Digital Equipment Corporation. You can find more information about Daisytek at http://www.daisytek.com.



                     - financial statements follow -



The matters discussed in this press release, and, in particular, information regarding risks and uncertainties include, but are not limited to, general economic conditions, industry trends, integration of business units, the dependence upon and/or loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, risk of international operations including exchange rate fluctuations, and the regulatory and trade environment (both domestic and foreign). A complete description of these factors, as well as other factors which could affect the Company's business, is set forth in the Company's Prospectus dated January 24, 1996, and the Company's 10-K for the fiscal year ended March 31, 1996.

Daisytek International Corporation
Page 3



            Daisytek International Corporation and Subsidiaries

          Interim Unaudited Consolidated Statements of Operations
                   (In Thousands, Except Per Share Data)

                                 Three Months Ended                Nine Months Ended
                                    December 31,                      December 31,
                         -------------------------------   --------------------------------
                           1996         1995     %Change     1996        1995       %Change
                         ---------   ---------   -------   ---------   ---------    -------


NET SALES                $ 154,429   $ 116,545    32.5%    $ 429,471   $ 326,932     31.4%

COST OF SALES              139,225     104,312    33.5%      387,008     292,730     32.2%
                         ---------   ---------    ----     ---------   ---------     ----
    Gross profit            15,204      12,233    24.3%       42,463      34,202     24.2%

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES    9,375       7,312    28.2%       26,078      20,592     26.6%
                         ---------   ---------    ----     ---------   ---------     ----
    Income from operations   5,829       4,921    18.5%       16,385      13,610     20.4%

INTEREST EXPENSE               375         397    (5.5)%       1,220       1,163      4.9%
                         ---------   ---------    ----     ---------   ---------     ----
    Income before
        income taxes         5,454       4,524    20.6%       15,165      12,447     21.8%

PROVISION FOR INCOME TAXES   2,090       1,732    20.7%        5,805       4,771     21.7%
                         ---------   ---------    ----     ---------   ---------     ----
NET INCOME               $   3,364   $   2,792    20.5%    $   9,360   $   7,676     21.9%
                         =========   =========    ====     =========   =========     ====

NET INCOME PER
  COMMON SHARE           $    0.49   $    0.41(A) 19.5%    $    1.35   $    1.14(A)  18.4%
                         =========   =========    ====     =========   =========     ====
WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING      6,917       6,778                 6,916       6,748
                         =========   =========             =========   =========


(A) Reflects approximately $0.05 and $0.10 per share for the three and nine months ended December 31, 1995, respectively, related to certain one-time inventory purchase actions.

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Daisytek International Corporation
Page 4



            Daisytek International Corporation and Subsidiaries

                  Interim Consolidated Balance Sheet Data
                              (In Thousands)



                                                 December 31,      March 31,
                                                    1996             1996
                                                -------------      ---------
                                                 (Unaudited)

     Trade accounts receivable, net               $ 79,267         $ 69,169
     Inventories, net of Priority
        Fulfillment Services Division             $ 48,951         $ 44,358
     Inventories, Priority Fulfillment
        Services Division                         $  8,501         $    --
     Long-term debt, less current portion         $ 26,098         $ 16,419
     Shareholders' equity                         $ 63,119         $ 51,661


































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